Exhibit 10.59

MASTER PURCHASE ORDER AGREEMENT

This Master Purchase Order Agreement (the “Agreement”) is made as of this 28th of January 2016 by and between   “Withdraw for confidential info”(the “Buyer”) and Capital Resources Management Corp., (the “Seller”), whereby the Buyer agrees to buy and the Seller agrees to sell the commodities described in Section 1 below (the “Commodities”), on the terms and conditions stated below:

SELLER:

Company: Capital Resources Management Corp.

BUYER:

Withdraw for confidential info

In consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           COMMODITY –Iron Ore fine

2.           COUNTRY OF ORIGIN – North or South America

3.	PORT OF LOADING - The Commodities shall be loaded on a vessel at the port designed by the seller

4.           PORT OF DISCHARGE

The Commodities shall be shipped to: ASWP China (the “Port of Discharge”) as designated by the buyer. Buyer shall notify Seller the specific Port of Discharge no later than 55 days prior to the date of shipment.

5.           QUANTITY AND PURCHASE ORDER TERMS

a.
Seller shall ship 200,000 Metric Tons. +/- 5% per month, no later than 60 days after the Buyer provides Seller with the Letter of Credit as provided for in Section 13(a), and thereafter no later than 60 days of each consecutive month (each, a “Shipment”) over a period of twenty-four months (24) months subject to receipt of a  Purchase Order by Buyer (each, a “Shipment”).  Annex A to this Agreement sets forth the tentative delivery schedule of the Commodities.  Each Shipment after the first Shipment is subject to Seller’s receipt and acceptance of a Purchase Order.

b.
Buyer may from time to time issue purchase orders in written form (the “Purchase Order”) to Seller or otherwise purchase from Seller from time to time, the Commodities in the quantities to be shipped on the dates all as listed in Section 5(a) above.  All Purchase Orders are subject to acceptance by Seller and must be submitted to Seller no less than 60 days prior to earliest shipment date.

6.           SHIPMENT

The Commodities included in any Shipment to Buyer under this Agreement may be packed loose bulk.

7.           GUARANTEED SPECIFICATIONS

a.	Seller guarantees that the content of the Commodities shall be as follows (the “Specifications”):

           i.       CHEMICAL COMPOSITION

Component	Percentage	Rejection Level
Fe	62.00%	<60.00%
FeO	20.00%	(NO REJECTION)
P	0.05%	>0.070%
S	0.04%	>0.06%
SiO2	3.50%	>4.00%
Al2O3	3.00%	>3.50%
Ti	0.50%	>0.70%
Moisture	8.00%	>8.00%

ii.	MOISTURE (FREE MOISTURE LOSS AT 105 DEGREES CENTIGRADE) 8.00 % MAX.

iii.           PHYSICAL SPECIFICATION:

Diameter (in millimeters “MM”)                                                      % of Total Shipment
10MM to 30MM                                                :                                90
6MM to 10MM                                                  :                                10

b.	Each guaranteed chemical level specified above shall be on a “Dry Basis Per Dry Metric Ton.”

c.
If there is any trace of radioactivity in the Commodities included in any Shipment to Buyer, Buyer shall be entitled to reject such Shipment and seek reimbursement from Seller for all funds paid to Seller for such Shipment.

d.
In the event the Fe content of the commodity is less than 60.00% or any of the other “Guaranteed Specifications” listed in the table above do not conform to the amounts set forth in Section 7(a), Buyer has the right to reject the Shipment, negotiate the price, receive a refund of any amounts advanced or paid to Seller and cancel the Letter of Credit for the affected Shipment.

8.           PRICE BASED ON  (CNF) COST AND FREIGHT

a.	The following is the price to be paid by Buyer for the Commodities: 3% off by PLATTS index per dry metric ton CNF ASWP, China, subject to adjustment as provided for in this Section 8.

b.	Price Adjustments.

i.           The Base Price set forth above shall be increased by US$ 1.00 per dry metric ton for each 1% of Fe contained in the Commodity above 62.00% as set forth in the Inspection Report.

ii.           The base price shall be decreased by US$ 1.00 per dry metric ton for each 1% Fe below 62.00% up to 60.00%, fraction pro-rata.

iii.           For impurities. If the shipment does not meet any of the chemical specifications other than Fe provided in clause 7a(i) as finally determined in accordance with the provisions of clause 13, the base price shall be decreased as follows, fraction pro-rata:

          1)                      For excess of silica (sio2) at the rate of 5 (five) U.S. cents per dry metric ton for each 0.1% in excess of the guaranteed specifications listed in section 7(a)(i). of this agreement fraction pro-rata.

          2)                      For excess of alumina (al2o3) at the rate of 5 (five) U.S. cents per dry metric ton for each 0.1% in excess of the guaranteed specifications listed in section 7(a)(i). of this agreement, fraction pro-rata.

          3)                      For excess of phosphorus (p) at the rate of 5 (five) U.S. cents per dry metric ton for each 0.01% in excess of the guaranteed specifications listed in section 7(a)(i). of this agreement, fraction pro-rata.

        4)                                For excess of sulphur (s) at the rate of 5 (five) U.S. cents per dry metric ton for each 0.01% in excess of the guaranteed specifications listed in section 7(a)(i). of this agreement %, fraction pro-rata.

       5)         For excess of Ti at the rate of 5 (five) U.S. cents per dry metric ton for each 0.01% in excess of the guaranteed specifications listed in section 7(a)(i). of this agreement %, fraction pro-rata.

       6)         All price adjustments under Sections 8(b) shall be made on a pro-rata basis by multiplying the percentage change by the dollar amount associated with each item then multiplying that amount by the number of tons of the Commodity in the Shipment.

9.           QUALITY AND WEIGHT INSPECTION AT PORT OF LOADING

a.
Seller and Buyer appoint China Certification & Inspection (Group) Co., Ltd (“CCIC”) (the “Inspector”) to inspect, weigh, sample and analyze the Commodity to determine its ore composition and the percentage of free moisture content.  The inspection shall occur at the Port of Loading. The Inspector shall provide Seller and Buyer with an inspection report certifying the weight, mineral composition and moisture content of the Commodity (the “Inspection Report”).  The Seller and Buyer, or their representatives shall have the opportunity to be present at the time of inspection. Except as noted in the CIQ (as hereinafter defined), the findings included in the Inspection Report shall be binding on the Parties.  Seller agrees to pay for the Inspection Report.

b.
Weighing at Port of Loading is the basis for the Provisional Payment (as hereinafter defined) while weighing certificate at Port of Discharge shall be the amount included in the CIQ which shall be final for calculating the Final Payment (as hereinafter defined) and resolution of claims, if any.

10.           QUALITY INSPECTION AT PORT OF DISCHARGE

a.
The Buyer shall, at Buyer's expense, make application for an Entry Exit Inspection with the China Inspection and Quarantine (“CIQ”) offices to confirm the weight, mineral composition and moisture content of the Commodity.  Seller may, if necessary, send its own representative to witness the CIQ inspection at the Port of Discharge.

b.
The CIQ shall take a sample from the Shipment under this Agreement and divide it into three parts, one for the Buyer, one to be sent to the Seller and one to be kept under seal by the CIQ office for analysis by a third party if a dispute arises.

c.
The CIQ shall analyze the sample of the Shipment and Buyer shall forward the CIQ certificate to Seller within 50 days after completion of discharge of the Shipment at the Port of Discharge. The CIQ certificates shall show the percentage of chemical contents, the percentage of free moisture loss at 105 degrees centigrade and weight.  The CIQ's analysis shall be final except as otherwise provided for in Section 10(d).

d.
If the difference of mineral content between the Inspection Report and the CIQ is more than 0.25%, the difference in moisture content between the Inspection Report and the CIQ is more than 0.5% or if there exists any other difference between these reports in respect of any other chemical contents, then the mean average difference shall be final. If an Inspection Report is not performed at the Port of Discharge, a Certificate of Weight at the Port of Loading will be used as the basis for determination of weight at the Port of Discharge.

11.           ADVISE OF SHIPMENT AND SHIPMENT TERMS

a.
Seller shall upon completion of loading, advise Buyer of the shipment details, within five working days, by e-mail or fax mentioning the contract number, name of the vessel, name of the commodity, quantity, seal number, invoice number and value, gross and net dry weight and date of Bill of Lading.

b.	Shipment Terms.

Seller shall load the Commodities on a vessel at the Port of Loading and pay when due, all shipping costs related to the Commodities. Seller shall use reasonable efforts to arrange for the master of the vessel to give Buyer Four (4) notices of the estimated time of arrival of the vessel at the Port of Discharge. The first notice to be given at least seven (7) days and the second notice to be given five (5) days prior to the estimated time of arrival of the vessel. The third and the fourth notices to be given forty eight (48) hours and twenty four (24) hours respectively prior to the vessel's estimated time of arrival.

c.      Demurrage:

Seller shall be responsible for demurrage charges at the Port of Loading. Buyer shall be responsible for demurrage as per charter party agreement.

12.           INSURANCE AND PERFORMANCE BOND

a.           Insurance.  Insurance is to be covered by the Seller covering all risks from the time the Shipment is mined until it is loaded on the vessel at the Port of Loading.

b.           Performance Bond.  Unless waived in writing by Buyer, Seller shall obtain and thereafter at all times until completion of each Shipment maintain a separate performance bond, or other collateral acceptable by the Buyer on each Shipment (the "Bond") each in an amount equal to two percent (2%) of the total value of the Shipment and in no event less than the amount of the Provisional Invoice (as hereinafter defined) and each in a form satisfactory to Buyer.  The surety providing such Bond must be licensed authorized and admitted to do business in the United States and must be acceptable to Buyer.  The cost of the premium for such Bond shall be paid by the Seller.

13.           PAYMENT

a.           General Terms of Letter of Credit.  Payment for the Commodities shall be in the form of a Letter of Credit (“LOC”) in an amount calculated as provided for in Section 13(d)(i) (the “Provisional Invoice”).  The LOC shall be in favor of the Seller, irrevocable, non-transferable, divisible by Seller’s bank, valid for 75 days after the date of its issuance and, with respect to the first Shipment, shall be issued within 5 business days after Buyer receives Seller’s Bond and Buyer has completed its due diligence on Seller.  Buyer shall have a period of 60 days to conduct its due diligence which shall include, but not be limited to Buyer’s inspection, examination and investigation of the mine that produces the Commodities, legal documentation establishing Seller’s right mine and sell the Commodities, and the vendors Seller intends to use to mine, process and ship the Commodities (“Buyer’s Due Diligence”).  If the event Buyer is not satisfied with any of the foregoing, in Buyer’s sole discretion, Buyer may terminate this Agreement. .  An LOC shall be issued for each subsequent Shipment no later than 30 days prior to the date of shipment. All charges outside of the issuing bank will be paid by Seller. All charges outside of the issuing bank as a result of changes required by Buyer to correct or amend an LOC as a result of any discrepancies between the terms of such LOC as set forth in this Agreement and the LOC delivered by Buyer under this Agreement will be paid by Buyer. All changes or discrepancies due to causes resulting from the acts of the Seller shall be borne by the Seller.

b.	Provisional Payment. As a Provisional Payment, 95% of the LOC shall be paid to Seller against receipt of the Provisional Payment Documents provided for in Section 13(d).

c.	Final Payment. As Final Payment, 5% of the LOC shall be paid to Seller against receipt by Buyer’s bank of the Final Payment Documents provided for in Section 13(e).

d.	Provisional Payment Documents. The Provisional Payment Documents include the following documents:

i.
Provisional Invoice for each Shipment which shall be in an amount equal to the Price per ton set forth in Section 8(a) multiplied by the number of dry metric tons indentified in the Inspection Report related to the Shipment (the “Provisional Payment”).  The Provisional Invoice shall indicate the Letter of Credit number, name of carrying vessel and Bill of Lading number (three copies).  The Bill of Lading must show weight in WMT and net dry metric ton;

ii.	Complete set of "Clean on Board" Ocean Bill of Lading notifying applicant listing Buyer as the shipper and with consignee marked blank in (3 originals and 3 copies);

iii.
The Inspection Report issued by China Certification & Inspection (Group) Co., Ltd (“CCIC”)  which shall include a certificate of quality which meets or exceeds the Guaranteed Specifications and non-radioactivity as provided for in Section 7 of this Agreement showing the actual test results of chemical composition and moisture content of the Shipment at the Port of Loading (3 originals and 3 copies);

iv.
Certificate of Weight report issued by the Inspector, China Certification & Inspection (Group) Co., Ltd (“CCIC”) certifying the actual net dry weight of the Shipment at the Port of Loading (3 originals and 3 copies);

v.	Beneficiary’s certificate certifying that one set of documents have been sent to Buyer by fax or e-mail within three (3) working days after date of the Bill of Lading (3 originals and 3 copies); and

vi.	Certificate of Origin in 3 (three) originals and 3 (three) copies issued by Chilean Ministry of Commerce or Mining detailing name of commodity, loaded quantity, and name of carrying vessel.

e.
Final Payment Documents.   Buyer shall make final payment for the Shipment calculated on the basis of the final out turn weight and quality as reflected in the CIQ at the Port of Discharge against the following documents (the “Final Payment Documents”):

i.
Seller’s final invoice in one original and two copies showing the balance base on the CIQ result due after deducting the amount of the Provisional Payment (the “Final Payment”), name of carrying vessel, contract number and Bill of Lading number.

ii.	One copy of certificate of weight at the Port of Discharge issued by the CIQ.

iii One copy of certificate of quality at the Port of Discharge issued by the CIQ.

14 .           FORCE MAJEURE

If a Party is delayed or prevented from performing any of their respective obligations while this Agreement is in effect because of acts of nature, strikes, lockouts, labor troubles, inability to procure materials, failure of power, governmental restrictions or reasons of a like nature not the fault of the party delayed in performing such obligation, then the period of such delays shall be deemed added to the time herein provided for the performance of any such obligation and the defaulting party shall not be liable for losses or damages caused by such delays. Provided, however, that, this Section shall not apply to the payment of any sums of money required to be paid by Buyer hereunder or any completed Shipments shall be deemed to have occurred when the Letter of Credit issued by the Buyer has been drawn down at the counter of the issuing bank.

15.           DISPUTE RESOLUTION AND ARBITRATION

a.
Each of the Parties shall make every reasonable commercial effort to resolve any dispute which may arise under or in connection with this Agreement (including a dispute regarding the existence, validity, interpretation or termination of this Agreement or the consequence of its nullity) through consultation, and the consultation starts promptly at the time when a Party provides the other Party with a written notice requesting such consultation.

b.
If the dispute is not resolved within three (3) months from the issuance of the written notice, any Party may submit the dispute to arbitration by the American Arbitration Association (“AAA”) in Broward County, Florida in accordance with its Commercial Arbitration Rules in effect at the time of application for arbitration.

c.
The arbitration tribunal shall consist of three (3) arbitrators. The Seller shall select one (1) arbitrator and the Buyer shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be appointed by the two arbitrators selected by the Parties and shall be a national of a country of any of the Parties.  If either Party fails to select an arbitrator, or if the two arbitrators selected by the Parties fail to agree on the choice of the third arbitrator, a designated official of the AAA shall have the right to appoint the third arbitrator.

d.
The arbitration proceedings shall be conducted in both the English and Spanish language.  In the event of any arbitration or litigation arising out of, in connection with, or related to the Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all reasonable fees and expenses of counsel for the prevailing party.

e.	The arbitral award made by AAA shall be final and binding upon the Parties.

f.
The Parties hereby agree to exclude any right of appeal to any court which might otherwise have jurisdiction in this matter and acknowledge that the award shall be enforceable in any country which is a signatory to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

g.
During the conducting of any arbitration proceedings pursuant to this Section, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the Parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

16.           TERMINATION

In the event a Party breaches any term or condition of this Agreement (subject to the following cure periods), the non-breaching Party may terminate this Agreement or a Shipment.  Any termination of this Agreement shall only be effective if, after receiving written notice from the non-breaching Party of the breach, the Party in breach shall fail to cure such breach within five (5) days after receiving such notice.  In no event shall the non-breaching Party by exercising its right under this section be precluded by the exercise of such termination right from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have in respect of any breach or default by the Party that breached this Agreement.

17.           MISCELLANEOUS

a.
Assignment.  Seller shall not assign this Agreement, or any part thereof, to any other person, firm or other entity without the prior written consent of Buyer, and notwithstanding such permitted assignment, delegation or subcontracting, Seller shall not be released from its duties and obligations hereunder.  Buyer may assign this Agreement to a subsidiary or affiliated company.

b.
Notice.  Except as otherwise specifically provided in this Agreement, all notices or designations required or permitted hereunder shall be in writing and shall be delivered personally, sent by first class, registered or certified mail, return receipt requested, postage prepaid, or by facsimile or email sent to the addresses set forth above or at such other addresses as the parties may designate in writing.  Notices shall be deemed given upon personal delivery or the date the notice is deposited in the mail or confirmation of the facsimile or email is received.

c.
Headings.  Section headings have been inserted in this Agreement as a matter of convenience of reference only.  Such headings are not a part of this Agreement and shall not be used in the interpretation of any provisions of this Agreement.

d.
Entire Agreement; Modifications.  This Agreement including any appendices constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and commitments.  No amendments or modification of this Agreement shall be effected unless made in writing and signed by both Buyer and Seller.

e.
Brokers Commission.  Each of the parties represents and warrants to the other that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any commission or finder's fee (“Commission”) in connection with any of these transactions.  Each of the parties hereby agree to indemnify and hold the other harmless against and from all claims, demands, causes of action, judgments, losses, damages, costs or expenses, including attorneys fees and liabilities which may be asserted or recovered for fees, commissions or other compensation claimed to be due to any broker, finder or intermediary in connection with the purchase and sale of the Commodities included in a Shipment and arising from such party's dealings or alleged dealings.  The provisions of this Section shall survive completion of a Shipment and shall not be limited or eliminated by any provision terminating this Agreement.

f.	Confidential Information and Non-Circumvention.

(i)  For purposes of this Agreement, the term "Confidential Information" shall mean any information disclosed by to either one of the Parties by the other or their agents, officers, employees, contractors or subcontractors as a consequence of or through the exchange of information between the Parties as described in this Agreement, which information is of value to its owner and is treated as confidential. Confidential Information shall include but shall not be limited to, prices charged and paid by the Parties, names of customers and suppliers, cost information and the terms and conditions of this Agreement. The Parties have disclosed and may disclose to the other certain Confidential Information. The Parties hereby agree that the recipient of the Confidential Information shall use such information solely in connection with the performance of its obligations under this Agreement, that the Confidential Information shall be kept confidential, and that neither Party shall disclose any of the Confidential Information in any manner whatsoever except as authorized by a written agreement or written consent of the Party that disclosed the Confidential Information. Notwithstanding the foregoing, a Party may only disclose the Confidential Information of the other Party to its employees, directors, consultants or advisors with a need to know such information, provided each person agrees to comply with the terms and conditions of this Agreement.

(ii)  During the term of this Agreement and for a period of five (5) years thereafter, Seller hereby further agrees that Seller shall not, directly or indirectly, as an owner, officer, director, employee or agent, do any of the following: (i) reveal the name of, contract with, solicit, persuade, interfere with or endeavor to entice away from Buyer or any of its affiliates or subsidiaries, any of Buyer’s customers, including those customers who purchase the Commodities from Buyer to be procured by Buyer under this Agreement (collectively, the “Customer”); (ii) otherwise enter into any agreement with the Customer (or any person or entity affiliated with Customer) with respect to the sale and purchase of the Commodities; or (iii) market, sell or distribute any of the Commodities in (or which may be shipped into) the Peoples Republic of China.  In addition to, and not in limitation of the other provisions hereof, Seller shall not at any time in any manner interfere with, disturb, disrupt, decrease or otherwise jeopardize the relationship between Buyer and the Customer or do or permit to be done anything which may tend to take away or diminish the trade, business or good will of Buyer with the Customer or give to any person the benefit or advantage of Buyer’s relationship with the Customer.

(iii)  During the term of this Agreement and for a period of five (5) years thereafter, Buyer hereby further agrees that Buyer shall not, directly or indirectly, as an owner, officer, director, employee or agent, do any of the following: (i) reveal the name of, contract with, solicit, persuade, interfere with or endeavor to entice away from Seller or any of its affiliates or subsidiaries, any of Seller’s suppliers, including those suppliers who sold the Commodities which are part of this Agreement unless Buyer has a preexisting relationship with such party (collectively, the “Suppliers”); or (ii) otherwise enter into any agreement with the Suppliers (or any person or entity affiliated with Suppliers) with respect to the sale and purchase of the Commodities.  In addition to, and not in limitation of the other provisions hereof, Buyer shall not at any time in any manner interfere with, disturb, disrupt, decrease or otherwise jeopardize the relationship between Seller and the Suppliers or do or permit to be done anything which may tend to take away or diminish the trade, business or good will of Seller with the Suppliers or give to any person the benefit or advantage of Seller’s relationship with the Suppliers.

g.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Seller: Capital Resource Management Corp By: /s/ Capital Resource Management Corp (signature and seal) Buyer: Withdraw for confidential info By: /s/ Buyer (signature and seal)